Exhibit 99.1


                  SEPRACOR TO REDEEM 7% CONVERTIBLE DEBENTURES
                  --------------------------------------------

     MARLBOROUGH, Mass., Oct. 30/PRNewswire/ -- Sepracor Inc. (Nasdaq: SEPR - news), today announced the call for redemption on December 1, 1998, of all of its 7% Convertible Subordinated Debentures due December 1, 2002. Debentures in an aggregate principal amount of $80,880,000 are currently outstanding.

     The redemption price of the Debentures is $1,035 per $1,000 principal amount of the Debentures plus accrued and unpaid interest to the redemption date, for a total of $1,070 for each $1,000 principal amount of Debentures.

     As an alternative to redemption, holders of the Debentures have the option until 5:00 p.m. Eastern Standard Time on November 16, 1998, of converting their Debentures into Sepracor Common Stock at a conversion price of $19.68 per share. Each $1,000 principal amount of the Debentures will be convertible into 50.81 shares of Sepracor Common Stock. Cash will be paid in lieu of any fractional shares of Sepracor Common Stock upon conversion. Based on the last reported sale price of the Sepracor Common Stock on the Nasdaq National Market System on October 29, 1998, the 50.81 shares have a current market value of approximately $3,328.06, which substantially exceeds the redemption price.

     The details concerning terms and conditions of redemption or conversion are fully described in a Notice of Redemption and Termination of Conversion Right to be mailed to holders of the Debentures on October 30, 1998. Redemption and conversion transactions will be handled by The Chase Manhattan Bank.

     To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960.